Exhibit 99.3

Syndicated Loan Agreement          Appendix 3

SYNDICATED LOAN AGREEMENT

Present are:

a) INVERSIONES Y RENTAS S.A., tax identification No.96.427.000-7, an investment company, represented by ROSITA COVARRUBIAS GATICA, Chilean, married, commercial engineer, identity card No.6.089.295-4, both domiciled at Enrique Foster Sur 20, 14th floor;

b) BANCO DEL ESTADO DE CHILE, an autonomous state entity, represented by VICTOR CODDOU BRAGA, Chilean, married, commercial engineer, identity card number 7.706.983-6, both domiciled at Avenida Libertador Bernardo O'Higgins 1111, Santiago;

c) BANCO BILBAO VIZCAYA ARGENTARIA, CHILE, a banking corporation, represented by JOSE IGNACIO BORDALI SALAMANCA, Chilean, married, commercial engineer, identity card number 7.640.912-9 and PATRICIA MONTINI SARTORI, Chilean, married, commercial engineer, identity card number 8.349.990-7, all domiciled at Avenida Pedro de Valdivia 100, 17th floor, Providencia;

d) BANCO DE CREDITO E INVERSIONES, a banking corporation, represented by LUIS ANTONIO LE-FEUVRE VERGARA, Chilean, married, commercial engineer, identity card number 7.438.369-6 and JOSE LUIS FIGUERAS SEPULVEDA, Chilean, married, commercial engineer, identity card number 8.826.946-2, all domiciled at Huerfanos Street 1134, 6th floor, Santiago; who state the following:

FIRST: By this instrument, BANCO DEL ESTADO DE CHILE, BANCO BILBAO VIZCAYA ARGENTARIA, CHILE and BANCO DE CREDITO E INVERSIONES, hereinafter and together "the Banks", grant to INVERSIONES Y RENTAS S.A., hereinafter "the Debtor", a loan, hereinafter "the Syndicated Loan", for the equivalent in Chilean pesos of 1,395,000 Unidades de Fomento, according to the terms and conditions contained in the following clauses. The participation of each of the Banks in the Syndicated Loan is as follows:

a) Banco del Estado de Chile: 545,000 Unidades de Fomento, equivalent to 39.0681% of the Syndicated Loan.

b) Banco Bilbao Vizcaya Argentaria, Chile: 545,000 Unidades de Fomento, equivalent to 39.0681% of the Syndicated Loan.

c) Banco de Credito e Inversiones: 305,000 Unidades de Fomento, equivalent to 21.8638% of the Syndicated Loan.

The Debtor, through its representative, declares having received the sum mentioned above to its entire satisfaction.

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Syndicated Loan Agreement          Appendix 3

SECOND: The Debtor is obliged to pay the sum mentioned of 1,395,000 Unidades de Fomento that it has received on loan in Chilean pesos according to the value of the Unidad de Fomento on the date of the respective maturity or the effective date of payment, whichever the greater, plus the interest agreed in the following clause, in eight equal annual successive installments of 174,375
Unidades de Fomento plus interest, 68,125 Unidades de Fomento plus interest of which will correspond to Banco del Estado de Chile, 68,125 Unidades de Fomento plus interest to Banco Bilbao Vizcaya Argentaria, Chile and 38,125 Unidades de Fomento plus interest to Banco de Credito e Inversiones. These installments shall mature on May 31 of each year; the first installment shall fall due on May 31, 2006 and the last one on May 31, 2013. The payments should be made at the offices of each of the Banks before 14.00 hours on the respective maturity date.

The  Unidad de  Fomento  is  understood  to be that  referred  to in number 9 of section 35 of Law 18,840, the Organic Law of the Central Bank of Chile, or that which may replace it in the future and is calculated on the same basis or other equivalents.

Should the Unidad de Fomento cease to exist or its form of calculation or any other element used to determine it is modified, except by a different imperative legal provision, each Bank shall be authorized to apply as indexation in replacement of the Unidad de Fomento, the variation in the consumer price index or that which replaces it, between the month immediately prior to that of the alteration of the Unidad de Fomento and the month immediately preceding the respective payment.

The Debtor, through its representative, declares that the obligations that its assumes under this instrument have been validly and legally contracted, and that for the effects of demanding their compliance, an authorized copy of this deed shall constitute executive title against it in the terms of sections 434 and 438 of the Civil Procedures Code.

THIRD: The Syndicated Loan shall accrue interest according to the following rules:

a) As from this date, interest at a fixed rate of 3.3% annually.

b) The interest shall be applied to the balance of duly indexed principal and be payable according to the schedule indicated in the preceding clause. For calculating interest, the days shall be calculated between the successive interest payment dates stipulated in this instrument, counted from the day of one maturity to the day prior to the following maturity, both inclusive, except for the first period which shall correspond to the days between the date of this deed and

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Syndicated Loan Agreement          Appendix 3

the day prior to the first maturity, also both inclusive.

c) Should any installment payment date not be a banking business day, such payment shall be made on the next following banking business day and shall include interest on the principal included in the installment until the day prior to the payment inclusive.

FOURTH: In the event of default or simple delay in the payment of one or more installments of principal and/or interest of the Syndicated Loan, the obligation shall from that date accrue interest at the maximum conventional rate for local currency indexed loan transactions prevailing at the date of this deed.

FIFTH: The Debtor may prepay the Syndicated Loan in full or partially subject to the following conditions:

a) The prepayment may only be made on the maturity dates of the interest installments.

b) Notice in writing should be given to the Banks at least 10 banking business days prior to the date on which the prepayment is intended to be made.

c) In the case of partial prepayments, their amount may not be less than 10% of the principal outstanding. In addition, each Bank should be prepaid in proportion to their participation in the Syndicated Loan.

d) A commission should be paid to the Banks to be determined according to the following formula: VP i2 - VP i1. The terms of this formula have the following meanings:

Vp i1 relates to the present value of the installments of the Syndicated Loan - including principal and interest - due at the date of the prepayment, discounted at the interest rate for Central Bank bonds denominated in Unidades de Fomento - BCU - equivalent to the term of the outstanding operation at the date of this deed.

VP i2 relates to the present value of the same installments but discounted at the interest rate for BCUs representative of the residual term of the Syndicated Loan at the moment of the prepayment. The rate for the BCUs at the time of the prepayment shall be estimated as the average of the 5 business days prior to the prepayment date. Should for any reason it be impossible to use the bonds of the Central Bank in Unidades de Fomento, the indexed instruments of the Central Bank determined by the Banks and whose term is equivalent to the residual term of the Syndicated Loan shall be used for these purposes. If the result of the formula is negative, no commission shall be payable.

SIXTH: In addition, by this deed, INVERSIONES Y RENTAS S.A. contracts the following obligations with the Banks, whose representatives accept them:

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Syndicated Loan Agreement          Appendix 3

a) To maintain a direct shareholding of at least 50.1% in COMPANIA CERVECERIAS UNIDAS S.A.

b) To maintain in its quarterly financial statements ("Fecu") a debt level of no more than 0.6:1, measured on its unconsolidated balance sheet. This ratio is defined as that of total liabilities (account 5.21.00.00 plus account 5.22.00.00 of the Fecu) less short and long-term provisions (account 5.21.20.20 plus account 5.22.60.00 of the Fecu) to the total assets of the Company. Total liabilities should include for this purpose the amount of all guarantees and security granted to cover the obligations of third parties, including its subsidiaries. Total assets of the company are understood to be those in account
5.10.00.00 of the unconsolidated Fecu.

Should the Superintendency of Securities and Insurance in the future modify these accounts of the FECU, the FECU accounts shall be considered that correspond to generally accepted accounting concepts for each one of the items indicated for the purposes of this ratio.

c) To not grant security in favor of other creditors unless similar security is simultaneously granted in favor of the Banks under the same conditions.

d) To deliver to the Banks their audited annual financial statements no later than April 30 each year, and semi-annual statements no later than 60 days after June 30 each year.

e) To provide to the Banks semi-annually a certificate of compliance with its covenants and negative covenants set out in this deed, signed by its general manager.

The obligations agreed in this clause shall remain current until the Syndicated Loan is fully repaid.

SEVENTH: In the event of default or simple delay in the payment of one or more installments of the Syndicated Loan, the Banks, jointly or separately, shall be authorized to demand the payment of all of their respective loan as if it were due and payable, notwithstanding the accrual of penalty interest as stipulated in the Fourth clause. The same shall apply should the Debtor fall into cessation of payments or present debt restructuring proposals.

EIGHTH: Notwithstanding the provisions of the preceding clause, each Bank shall be authorized individually to declare the Syndicated Loan as overdue and payable on demand only for its pro rata share, without this obliging the other banks to accelerate their loans, in which case

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Syndicated Loan Agreement          Appendix 3

penalty interest shall accrue in the manner set out in the Fourth clause, if any of the following cases or events shall occur, and regardless of whether their occurrence was or not imputable to the Debtor:

a) If the Debtor does not fully and promptly comply with any of the obligations contracted in this instrument other than the payment of the Syndicated Loan and such default is maintained after 30 days of being required in writing by any of the Banks.

b) If it is shown that the warranties and information provided by the Debtor to the Banks in connection with this instrument are or would have been incorrect, misleading or incomplete, except for manifest mistake, and the Debtor does not complete, add to, rectify or correct the warranties objected to or noted by the Bank within fifteen days of the date on which it was required in writing by any of the Banks.

c) If from this date, without justified reason, the Debtor does not pay on time and in full the taxes, property taxes and taxes of any kind and the withholding taxes and social-security contributions that the law requires or ceases to pay financial obligations for an amount of more than 150,000 Unidades de Fomento or a creditor accelerates for any reason obligations amounting to more than 150,000 Unidades de Fomento and these defaults are not corrected within 10 days from the date of their payment default or of the acceleration of the obligation.

d) If COMPANIA CERVECERIAS UNIDAS S.A. were declared bankrupt, fell into cessation of payments or presented debt restructuring proposals, or ceased to pay obligations for an amount of more than 350,000 Unidades de Fomento and this default were not corrected within 10 days from the date of the default.

e) If a creditor of COMPANIA CERVECERIAS UNIDAS S.A., to whom was due or becomes due any sum of money equal to or more than 350,000 Unidades de Fomento, should accelerate for any reason the collection of their loan and this could not be corrected within 10 days from the date of the acceleration.

NINTH: All the expenses, rights and taxes deriving from this instrument shall be for the exclusive account of the Debtor.

TENTH: For all purposes deriving from this instrument, the parties set their domicile in the city and municipality of Santiago and submit to the competence of its courts of justice.

ELEVENTH: If for any reason one or more of the provisions of this

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Syndicated Loan Agreement          Appendix 3

agreement were declared null and void, either fully or partially, such declaration shall not affect the validity of the remaining provisions of this instrument.

TWELFTH: The Banks can freely assign and transfer to financial institutions in Chile all or part of their loans under this agreement. In the case of partial assignments, portions of the Syndicated Loan of less than 300,000 Unidades de Fomento may not be assigned; this sum shall reduce by 12.5% for each year of the term of the Syndicated Loan. The assignments may not imply any additional cost for the Debtor which in any case shall be obliged to sign the documentation that the respective Bank requests of it within fifteen days of the written request by the Bank.

The powers of the representative of INVERSIONES Y RENTAS S.A. appear in the public deed signed on April 24, 1997 before the Santiago notary Rene Benavente Cash.

The powers of the representative of BANCO DEL ESTADO DE CHILE appear in the public deed signed on May 12, 2004 before the Santiago notary Pedro Reveco Hormazabal.

The powers of the representatives of BANCO BILBAO VIZCAYA ARGENTARIA, CHILE appear in public deeds signed on September 26, 2002 and May 10, 1999, both before the Santiago notary Jose Musalem Saffie.

The powers of the representatives of BANCO DE CREDITO E INVERSIONES appear in a public deed signed on November 11, 2002 before the Santiago notary Alberto Mozo Aguilar.

These deeds are not included as they are known to the parties and to the notary authorizing.

Insert: evidence of payment of stamp taxes.